QUITCLAIM, RELEASE AND ASSUMPTION AGREEMENT

This Quitclaim, Release and Assumption Agreement (this "Agreement") dated as of December 6 , 2001, is among NATION ENERGY, INC., a Delaware corporation. ("Nation"), Suite 1320, 925 W. Georgia Street, Vancouver, BC V6C 3L2; VRD, INC., a Texas corporation ("VRD"), P.O. Box 469 Abilene, Texas 79604; and SAURUS RESOURCES INCORPORATED, a   Texas  corporation ("Saurus"), P.O. Box 373, Teton Village, Wyoming 80325.

RECITALS

A. Saurus and Nation are parties to an exploration agreement dated August 11, 1999, covering an oil and gas prospect in Sweetwater County, Wyoming (the "Exploration Agreement")

B. Saurus, VRD and Nation are parties to a Joint Operation Agreement dated December 1, 1999, naming Saurus as operator and VRD and Nation as non-operators covering land in Sweetwater County (the "Operating Agreement"). The Operating Agreement was entered into in furtherance of the Exploration Agreement.

C. Pursuant to the Exploration Agreement and the Operating Agreement and amending and supplementing agreements, Saurus, VRD and Nation have participated in oil and gas lease acquisitions and other oil and gas operations in Sweetwater County.

D. The oil and gas leasehold interests purchased and earned by or on behalf of Nation in Sweetwater County have not been assigned to Nation. Saurus, VRD and Nation disagree what oil and gas leasehold interests are due to Nation.

E. Saurus and VRD claim that Nation owes substantial amounts for operations under the Operating Agreement and related activities. Nation disputes the amounts claimed.

F. Saurus and VRD are affiliated companies.

G. Saurus, VRD and Nation have agreed to resolve all claims among them related to operations in Sweetwater County as set forth in his Agreement.

In consideration of the mutual promises contained herein, the benefits to be derived by each party hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Saurus, VRD and Nation agree as follows:

AGREEMENT

1. Nation hereby assigns and quitclaims to VRD any and all right, title and claim of Nation to any oil and gas lease or related agreement or contract covering land in Sweetwater County obtained under the Exploration Agreement, the Operating Agreement or any related agreement.

2. VRD hereby releases any claim VRD may have against Nation for unpaid obligations of Nation due under the Exploration Agreement, the Operating Agreement or any related agreement or for operations under such agreements. VRD further assumes and agrees to assume responsibility for any unpaid obligations of Nation incurred under the Exploration Agreement, the Operating Agreement or any related agreement or for operations under such agreements owed to parties other than VRD.

3. Saurus hereby releases any claim Saurus may have against Nation for unpaid obligations of Nation due under the Exploration Agreement, the Operating Agreement or any related agreement or for operations under such agreements.

Executed as of the date first mentioned.

NATION ENERGY, INC.

By "Donald A. Sharpe"

President

VRD, Inc.

By "David R. Vletas"

President

SAURUS RESOURCES INCORPORATED

By "David R. Vletas"

President